CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated as of the report dates stated below, relating to the financial statements and financial highlights which appear in the Annual Reports to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firms” in such Registration Statement.

Report Date	Annual Shareholder Report Date	Fund Name
4/21/2010	2/28/2010	Columbia Mid Cap Value Fund
11/20/2009	9/30/2009	Columbia Contrarian Core Fund
11/20/2009	9/30/2009	Columbia Large Cap Growth Fund
8/23/2010	6/30/2010	Columbia Small Cap Value Fund I
10/22/2009	8/31/2009	Columbia Mid Cap Growth Fund

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

November 3, 2010